Exhibit 5.1

609 Main Street Houston, TX 77002 United States +1 713 836 3600 www.kirkland.com	Facsimile: +1 713 836 3601

May 22, 2026

Mach Natural Resources LP

14201 Wireless Way, Suite 300

Oklahoma City, Oklahoma 73134

We are acting as special counsel to Mach Natural Resources LP, a Delaware limited partnership (the “Partnership”), in connection with certain legal matters pertaining to the offer and sale, from time to time, by the Partnership of common units representing limited partner interests in the Partnership (the “Common Units”), with an aggregate offering price of up to $100.0 million, pursuant to the Equity Distribution Agreement, dated May 22, 2026 (the “Equity Distribution Agreement”), by and among the Partnership, Mach Natural Resources GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), and Morgan Stanely & Co., as sales agent.

The Common Units will be offered and sold by the Partnership under (i) the Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) on November 27, 2024 and declared effective on December 9, 2024 (File No. 333-283511) (the “Initial Registration Statement”), including a base prospectus dated December 9, 2024 (the “Initial Base Prospectus”), and (ii) the Registration Statement on Form S-3 filed with the Commission on September 22, 2025 and declared effective on September 30, 2025 (File No. 333- 290448) (together with the Initial Registration Statement, the “Registration Statements”), including a base prospectus dated September 30, 2025 (together with the Initial Base Prospectus, the “Base Prospectuses”), each as supplemented by a prospectus supplement dated May 22, 2026 (the “Prospectus Supplement” and, together with the Base Prospectuses, the “Prospectus”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purpose of this opinion, including (i) the limited partnership and organizational documents of the Partnership, including the Amended and Restated Agreement of Limited Partnership of the Partnership (as amended by Amendment No. 1 dated as of June 13, 2024) (the “Partnership Agreement”) and the Amended and Restated Limited Liability Company Agreement of the General Partner (the “GP LLC Agreement”), (ii) the Equity Distribution Agreement, (iii) minutes and records of the limited partnership proceedings of the Partnership with respect to the issuance of the Common Units, (iv) the Registration Statements and the exhibits thereto, (v) the Prospectus and (vi) such other certificates, instruments and documents as we considered appropriate for purposes of the opinion hereafter expressed.

For purposes of this letter, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto, and the due authorization, execution and delivery of all documents by the parties thereto other than the Partnership. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Partnership and others.

Based upon and subject to the qualifications, assumptions and limitations and the further limitations set forth herein, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that when the Common Units have been issued, delivered and paid for (to the extent required under the Partnership Agreement) in accordance with the Equity Distribution Agreement, the Common Units will be duly authorized, validly issued, fully paid and non-assessable (except as such non-assessability may be affected by Section 17-303, 17-607 or 17-804 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”) and as described in the Prospectus).

Our opinion expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies and (iv) any laws except the Delaware Act. In addition, we do not express any opinion as to the enforceability of any rights to contribution or indemnification which may be violative of public policy underlying any law, rule or regulation (including federal or state securities law, rule or regulation) or the enforceability of any so-called fraudulent conveyance or fraudulent transfer “savings clause” (and any similar provision in any other document or agreement) to the extent such provisions purport to limit the amount of the obligations of any party or the right to contribution of any other party with respect to such obligations.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance of the Common Units.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the Delaware Act be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Partnership’s Current Report on Form 8-K, dated as of the date hereof (the “Current Report”), which is incorporated by reference into the Registration Statements, and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Act”), and is not to be used, circulated, quoted or otherwise relied upon or otherwise referred to by any other person for any other purpose. No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statements, other than as to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Current Report and its incorporation into the Registration Statements. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ KIRKLAND & ELLIS LLP

KIRKLAND & ELLIS LLP